Exhibit 99.4

ENVESTNET COMPLETES ACQUISITION OF

PRUDENTIAL WEALTH MANAGEMENT SOLUTIONS

Acquisition Establishes Envestnet as the Financial Service Industry’s Largest Independent Wealth Management Platform

CHICAGO, IL — July 1, 2013 — Envestnet, Inc. (NYSE: ENV), a leading provider of unified wealth management technology and services to investment advisors, announced today that it has completed the acquisition of the assets of the Wealth Management Solutions (“WMS”) division of Prudential Investments. Once the integration is fully implemented, advisors and their clients will gain the benefits of Envestnet’s scalable wealth management platform, institutional-quality manager research and broad product access, integrated with the practice management expertise of Prudential WMS.

“Our growth strategy is focused on broadening and deepening our existing relationships as well as establishing and expanding our leadership in key market segments,” said Jud Bergman, Chairman and Chief Executive Officer, Envestnet. “This combination of Envestnet’s best-in-class technology and WMS’s practice management leadership will help banks and bank trust departments of all sizes realize the full benefits of our unified and scalable wealth management platform.”

“The acquisition of WMS confirms Envestnet’s leadership in managed account solutions, solidifies our presence in the bank and trust channel, expands our reach into the Canadian market and strengthens our practice management capabilities,” said Bill Crager, President, Envestnet.

Prudential WMS has more than 30 years of experience helping financial services firms develop and enhance their wealth management offerings. Seasoned industry experts consult with client firms to help envision, design and implement wealth management offerings to optimize workflows and improve growth and profitability.

Envestnet acquired the assets of Prudential WMS for $10 million in cash upon closing, plus contingent consideration of up to a total of $23 million in cash to be paid over three years. Kevin Osborn, Executive Vice President and Director of Prudential WMS, will join Envestnet as Executive Vice President to lead the new Bank and Bank Trust sales channel.

As of March 31, 2013, Prudential WMS administered approximately $23.7 billion on behalf of institutional clients. After including assets from WMS, Envestnet now leads several wealth management industry rankings, most notably:

•	#1 Third Party Vendor (“TPV”) – $152 billion in TPV AUM/AUA assets as of March 31, 2013, according to Cerulli;

•	#1 service provider for sponsored and non-sponsored assets by TPV as of March 31, 2013 according to MMI; and

•	#1 in top service providers by total assets (managed solutions and AUA) with $430 billion in assets as of March 31, 2013, according to MMI.

“This is a transformational integration that will ultimately benefit all of our clients, and especially those within the banking channel,” said Kevin Osborn, Executive Vice President, Envestnet Wealth Management Solutions. “Our mission is to create better ways to manage wealth that meet our clients’ needs today while positioning them for greater success well into the future.”

Silver Lane Advisors LLC served as financial advisor to Prudential Financial, Inc. Envestnet did not retain a financial advisor. Mayer Brown LLP acted as legal counsel to Envestnet and Wilmer Cutler Pickering Hale and Dorr LLP acted as counsel to Prudential Financial, Inc.

ABOUT ENVESTNET (NYSE: ENV)

Envestnet, Inc. (NYSE: ENV) is a leading provider of unified wealth management technology and services to investment advisors. Our open-architecture platforms unify and fortify the wealth management process, delivering unparalleled flexibility, accuracy, performance and value. Envestnet solutions enable the transformation of wealth management into a transparent, independent, objective and fully-aligned standard of care, and empower advisors to deliver better results.

Envestnet’s Advisor Suite® software empowers financial advisors to better manage client outcomes and strengthen their practice. Envestnet provides institutional-quality research and advanced portfolio solutions through our Portfolio Management Consultants group, Envestnet | PMC®. Envestnet | Tamarac provides leading rebalancing, reporting and practice management software.

For more information on Envestnet, please visit www.envestnet.com.

Cautionary Statement Regarding Forward-Looking Statements

The forward-looking statements made in this press release concerning, among other things, Envestnet, Inc.’s (the “Company”) expected financial performance and outlook, its strategic operational plans and growth strategy are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties and the Company’s actual results could differ materially from the results expressed or implied by such forward-looking statements.

Furthermore, reported results should not be considered as an indication of future performance. The potential risks, uncertainties and other factors that could cause actual results to differ from those expressed by the forward-looking statements in this press release. For example, the Company’s forward-looking statements related to WMS could prove incorrect if WMS were to perform differently than currently expected by the Company or if anticipated benefits of the transaction are not realized. More generally, potential risks, uncertainties and other factors relating to the Company’s business include, but are not limited to, difficulty in sustaining rapid revenue growth, which may place significant demands on the Company’s administrative, operational and financial resources, fluctuations in the Company’s revenue, the concentration of nearly all of the Company’s revenues from the delivery of investment solutions and services to clients in the financial advisory industry, the Company’s reliance on a limited number of clients for a material portion of its revenue, the renegotiation of fee percentages or termination of the Company’s services by its clients, the impact of market and economic conditions on the Company’s revenues, compliance failures, regulatory actions against the Company, the failure to protect the Company’s intellectual property rights, the Company’s inability to successfully execute the conversion of its clients’ assets from their technology platform to the Company’s technology platform in a timely and accurate manner, general economic, political and regulatory conditions, as well as management’s response to these factors. More information regarding these and other risks, uncertainties and factors is contained in the Company’s filings with the Securities and Exchange Commission (“SEC”) which are available on the SEC’s website at www.sec.gov or the Company’s Investor Relations website at http://ir.envestnet.com/. You are cautioned not to unduly rely on these forward-looking statements, which speak only as of the date of this press release. All information in this press release is as of July 1, 2013 and, unless required by law, the Company undertakes no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this press release or to report the occurrence of unanticipated events.

Contacts

Investors: Investor Relations investor.relations@envestnet.com (312) 827-3940	Media: Jami Schlicher, JCPR jschlicher@jcprinc.com (973) 850-7309